EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Mohawk Industries, Inc.:
We consent to the incorporation by reference in the registration statements (No. 333-179798) on Form S-3 and (No. 033-52070, No. 033-53544, No. 033-67282, No. 033-87998, No. 333-23577, No. 333-74806, No. 333-91908, No. 333-143370 and No. 333-181363) on Form S-8, of Mohawk Industries, Inc. of our reports dated February 28, 2014, with respect to the consolidated balance sheets of Mohawk Industries, Inc. and subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of operations, stockholders’ equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2013, and the effectiveness of internal control over financial reporting as of December 31, 2013, which reports appear in the annual report on Form 10-K of Mohawk Industries, Inc.
Our report dated February 28, 2014, on the effectiveness of internal control over financial reporting as of December 31, 2013, contains an explanatory paragraph that states the acquired entities - Pergo, Marazzi and Spano were excluded from management’s assessment.

/s/ KPMG LLP
Atlanta, Georgia
February 28, 2014